Signing Authority
The undersigned hereby authorizes Mark R.
Townsend, Vivian Coates or Jennifer S. Sim to sign any Form ID, Form 3, Form 4, or
Form 5 relating to beneficial ownership
and changes in beneficial ownership of
equity securities of V.F. Corporation (the
"Company"), and any amendment thereto, and to file the Form (with exhibits and related documents) with the Securities and Exchange
Commission, and submit a copy to any
securities exchange or automated quotation system and to the Company. This signing authority will expire two years after the date at which the undersigned ceases to be subject to filing requirements under
Section 16(a) under the Securities and
Exchange Act of 1934, as amended, with
respect to the Company.


/s/ Clarence Otis, Jr.
Printed Name: Clarence Otis, Jr.
Date: October 24, 2023


Internal Use